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EXHIBIT 3.1

                          CERTIFICATE OF INCORPORATION
                                       OF
                       BRILLIANT TECHNOLOGIES CORPORATION
                         (composite with all amendments)

         FIRST: The name of the corporation is Brilliant Technologies Corporation (the "Corporation").

         SECOND: The registered office of the corporation is located at 1013 Centre Road, Wilmington, Delaware. The name of its registered agent at that address is Corporation Service Company.

         THIRD: The nature of the business and the purposes to be conducted and promoted by the Corporation, shall be to conduct any lawful business, to promote any lawful purpose and to engage in any lawful activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

         For the accomplishment of the aforesaid purposes, and in furtherance thereof, the Corporation shall have and may exercise all of the powers, rights and privileges which are now and may hereafter be conferred by the General Corporation Law upon corporations formed thereunder, subject to any limitations thereof contained in the laws of the State of Delaware.

         FOURTH: (a) The total number of shares of capital stock which the Corporation shall have authority to issue is Eight Hundred One Million (801,000,000) shares of which Eight Hundred Million (800,000,000) shares shall be designated as common stock with par value one hundredth of one cent ($0.0001) per share and One Million (1,000,000) shares shall be designated as preferred stock with a par value of one tenth of one cent ($0.001) per share.

         (b) The Corporation is authorized to issue the preferred shares from time to time in one or more series with such designations, relative rights, preference, or limitations as shall be fixed by the Board of Directors in the resolution or resolutions providing for the issue of such shares, subject to the limitation, that if the stated dividends and amounts payable on liquidation are not paid in full, the shares of all series shall share ratably in the payment of dividends including accumulations, if any, in accordance with the sums which would be payable on such shares if all dividends were declared and paid in full, and in any distribution of assets other than by way of dividends in accordance with the sums payable were discharged in full. The Board of Directors is expressly authorized to adopt such resolution or resolutions providing for the issue of such shares from time to time as the Board of Directors, in its discretion, may deem desirable.

         FIFTH: The by-laws of the Corporation may be made, altered, amended, changed, added to, or repealed by the Board of Directors of the Corporation without the assent or vote of the stockholders. Election of directors need not be by ballot unless the by-laws so provide.

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         SIXTH: The personal liability of a director to the Corporation or its stockholders for monetary damages for breach of fiduciary duty is hereby eliminated to the full extent permitted by Delaware law (including attorneys' fees), provided that this Article shall not eliminate or limit the liability of a director for (i) any breach of a director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of Title 8 of the Delaware Code, or (iv) for any transaction from which the director derived improper personal benefit.

         SEVENTH: The Corporation shall, to the fullest extent permitted by
Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended or supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein, shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of the stockholders or disinterested directors, or otherwise both as to the action in his official capacity and as to action in another capacity while holding such office, and shall continue as to such person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person. Notwithstanding any other provision of this Article, no person shall be entitled to be indemnified by the Corporation in connection with any action, suit, or proceeding in which he is a plaintiff unless the Board of Directors consents to such indemnification within ninety days after the commencement of such action, suit or proceeding.

         EIGHTH: The Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.